Exhibit 99.1

October 20, 2026
Investor Relations:	Southern Copper Corporation (NYSE and BVL: SCCO)
Raul Jacob Victor Pedraglio Bertin Galarreta +(602) 264-1375
●
3Q26 net sales were $4,696.6 million. This figure represented a 39.1% increase over 3Q25’s print and a new quarterly record. This positive evolution was driven by an uptick in metal prices for all our products and slight growth in the sales volume of zinc (+0.8%). These impacts were slightly offset by a drop in the sales volumes for copper, molybdenum and silver.

southerncopper@southernperu.com.pe www.southerncoppercorp.com

●	On a year-to-date basis, net sales rose 38.6% versus the print in 2025, reflecting better prices for all our products and an increase in the sales volume for zinc (+2.0%). These variances were slightly offset by a reduction in the sales volume for copper, molybdenum and silver.
●	3Q26 net income hit a record high of $1,801.8 million, up 62.7% versus the $1,107.6 million registered in 3Q25 due to higher net sales. The net income margin in 3Q26 stood at 38.4%, versus 32.8% in 3Q25. On a YTD basis, net income was 66.8% higher than in 2025 due to growth in net sales. The net income margin in 9M26 stood at 38.1%, versus 31.7% in 9M25.
●	3Q26 adjusted EBITDA hit a record high of $3,040.2 million, which represented an increase of 53.9% with regard to the $1,975.4 million registered in 3Q25. The adjusted EBITDA margin in 3Q26 stood at 64.7%, versus 58.5% in 3Q25.

Adjusted EBITDA in 9M26 was $8,609.0 million, 56.2% higher than in 9M25. The adjusted EBITDA margin in 9M26 stood at 65.0% versus 57.7% in 9M25.

●	Cash flow from operating activities in 3Q26 was $2,224.3 million, 42.6% above the figure in 3Q25. This improvement was mainly attributable to strong cash generation at our operations, which was driven by higher sales. In 9M26, cash flow from operating activities stood at $5,907.3 million, which represented an increase of 81.3% over the $3,257.8 million posted in 9M25.
●	Copper production was down 1.1% in 3Q26 in quarter-on-quarter terms and stood at 232,396 tonnes. Production at our Mexican operations rose 2.5%, driven by an increase in production in our IMMSA (+14.8%) and Buenavista (+5.2%) mines due to higher ore grades; these positive prints were partially offset by a decrease in production at La Caridad (-7.1%). Our quarterly result reflects a 6.1% drop in production in Peru due to lower ore grades. Our smelters and refineries increased their production by 17.8% and 16.1%, respectively in the third quarter.

On a YTD basis, copper production fell 2.9% in 2026 to stand at 693,602 tonnes. This evolution was mainly driven by a decrease in production at our Peruvian mines due to lower ore grades. YoY the Company smelting and refining facilities increased their production by 15.8% and 10.1%, respectively.

●	By-product production: Mined silver production registered a decrease of 1.9% in 3Q26, which was primarily attributable to a drop in production at our open pit operations. Mined zinc production stood at 41,880 tonnes in 3Q26, which represents a 7.9% decrease over the print in 3Q25. This result was mainly fueled by lower production at the Buenavista zinc concentrator (-8.1%, lower ore grades) and the IMMSA mines (-7.5%, lower mineral and ore grades). Molybdenum production registered a decrease of 2.2% in 3Q26 compared to 3Q25. This evolution was spurred by lower production levels at our La Caridad (-12.5%) and Buenavista (-8.3%) mines, which were mostly offset by higher production prints at our Toquepala (+8.9%) and Cuajone (+6.1%) mines.

THIRD QUARTER AND NINE MONTHS 2026 RESULTS	SOUTHERN COPPER

On a YTD basis, mined silver production rose 1.5% compared to 2025. Zinc and molybdenum production were down 7.2% and 5.2% in 2026, respectively.

●	Operating cash cost per pound of copper, net of by-product revenue credits, was $0.09 in 3Q26, which represented a decrease of 77.4% compared to the $0.42 reported in 3Q25. This result was mainly driven by an increase in by-product revenue credits (+30.6%), which rose on the back of better prices.

In 9M26, the operating cash cost per pound of copper, net of by-product revenue credits, was $0.01. This represents a decrease of 98.1% compared to the $0.61 reported in 9M25. The 9M26 cash cost decrease was driven by an increase in by-product revenue credits (+53.6%).

●	In 3Q26, we spent $515.8 million on capital investments. This figure represents a 47.7% increase over 3Q25’s print and was equivalent to 28.6% of net income this quarter. In 9M26, we spent $1,380.5 million on capital investment, which was equivalent to 27.3% of net income for the period. The YoY variance reflects the impact of a 52.9% increase in capital expenses.
●	Dividends: On October 15, 2026, the Board of Directors authorized a quarterly cash dividend of $1.30 per share of common stock and a stock dividend of 0.0106 shares of common stock per share of common stock, payable on November 19, 2026 to shareholders of record at the close of business on November 3, 2026.

In lieu of fractional shares, cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, based on a share price of $197.83, which is the average of the high and low share price on October 15, 2026.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: "We are very pleased with our strong third-quarter performance, which delivered a record for net sales, adjusted EBITDA and net income. These achievements were thanks to our strategy and disciplined cost control at the operational level.

Our Tia Maria project is reaching half completion this month, and significant goals have been achieved on different construction fronts. As planned, we have finished pre-stripping works at the La Tapada deposit to uncover areas where mineral can be extracted when we begin operations. Simultaneously, work in the dry and wet areas, where most of the solvent extraction and electrowinning activities will be performed, is advancing steadily and according to projected timelines. We expect Tia Maria to produce 120,000 tonnes of copper per year in the early years of operations.

This past September we began activities related to our El Pilar project, located in the Sonora state, in Mexico. El Pilar will be an SX-EW operation and is expected to contribute with 36,000 tonnes of copper per year at a very competitive cost during its initial years of operation. The project’s capital budget is estimated at $551 million, and operations will commence in 2029.

These two greenfield projects are expected to add approximately 156,000 tonnes of refined copper to our total annual production. With the contribution of Tia Maria and El Pilar we will surpass the one-million tonnes mark for annual production, of which 85% will be refined copper.

As the global economy continues to navigate the economic and inflationary pressures generated by persistent geopolitical conflicts, the Company has continued to successfully execute its strategic priorities. We are advancing toward our goal of increasing production to 1.6 million tonnes, while maintaining the disciplined cost management and operational efficiency that have long defined our business.”

3Q26 www.southerncoppercorp.com	Page 2 of 12

THIRD QUARTER AND NINE MONTHS 2026 RESULTS	SOUTHERN COPPER

Key Financial Data

	Third Quarter				Nine Months
	2026	2025	Variance		2026	2025	Variance
			$	%			$	%
	(in millions except per share amount and %s)
Sales	$ 4,696.6	$ 3,377.3	$ 1,319.3	39.1%	$ 13,237.0	$ 9,550.2	$ 3,686.8	38.6%
Cost of sales	1,599.1	1,356.8	242.2	17.9%	4,487.4	3,887.7	599.7	15.4%
Operating income	2,815.1	1,768.8	1,046.4	59.2%	7,918.7	4,891.3	3,027.4	61.9%
Net income	$ 1,801.8	$ 1,107.6	$ 694.1	62.7%	$ 5,048.6	$ 3,027.0	$ 2,021.6	66.8%
Net income margin	38.4%	32.8%	5.6pp	17.1%	38.1%	31.7%	6.4pp	20.2%
Adjusted EBITDA	$ 3,040.2	$ 1,975.4	$ 1,064.8	53.9%	$ 8,609.0	$ 5,511.9	$ 3,097.2	56.2%
Adjusted EBITDA margin	64.7%	58.5%	6.2pp	10.6%	65.0%	57.7%	7.3pp	12.7%
Income per share	$ 2.15	$ 1.32	$ 0.83	62.9%	$ 6.08	$ 3.65	$ 2.43	66.6%
Capital investments	515.8	349.2	166.7	47.7%	1,380.5	902.7	477.8	52.9%

Capital Investments

Our current capital investment program for this decade exceeds $15 billion and includes investments in projects in Peru and Mexico.

Peruvian Projects:

Our investment in Peruvian projects that are under construction or for which basic or detail engineering or environmental studies are being conducted could surpass $10.3 billion in the next decade.

The openness of the Peruvian government and institutions to private investment; strong support from local communities; and respect for the rule of law underpin our aggressive investment program. With the backing and assistance of Peruvian authorities, the Company is moving forward to secure the administrative permits and licenses required before initiating investment. The projects’ construction and subsequent operating phases will generate new poles of development; create significant job opportunities; and drive growth in tax revenues at both, national and regional levels.

Tia Maria - Arequipa: This greenfield project in Arequipa, Peru will use state-of-the-art SX-EW technology that meets the highest international environmental standards and will produce 120,000 tonnes of SX- EW copper cathodes per year in the early years. Operations are expected to begin on 1H28.

Project update: As of September 30, 2026, the Company has invested $ 884.3 million in project execution and committed $ 1,101 million to cover diverse activities, acquisitions and related contracts. Large-scale earthworks have concluded, and 18.9 million metric tonnes of material have been transferred to the La Tapada stripping deposit. Most work orders for the project’s primary equipment have been issued.  Purchase orders for the leaching process have been placed to secure the main equipment— which will be outfitted with cutting-edge technology—as well as secondary equipment and materials.

On the energy supply front, work is advancing at the main electrical sub-stations, and the 220 kV transmission line is in its final stage of construction. In parallel, large-scale earthworks to develop dry and wet areas have been completed. At the project’s main installations, civil work is advancing alongside efforts to assemble metal structures and the main components of the crushing equipment for the primary, secondary, and tertiary crushing circuits (dry area). In the wet area, work to build the solvent extraction (SX) and electrodeposition (EW) facilities, among others, is progressing.

3Q26 www.southerncoppercorp.com	Page 3 of 12

THIRD QUARTER AND NINE MONTHS 2026 RESULTS	SOUTHERN COPPER

As of September 30, 2026, the Tia Maria project was 49.6% complete. Additionally, 6,817 new jobs have been created, 1,181 of which were filled by local applicants. To the extent possible, the Company intends to cover the estimated 7,000 jobs that will be created during Tia Maria’s construction phase with workers from the Islay province.

Los Chancas - Apurimac: This is a copper and molybdenum porphyry deposit. Current estimates of this greenfield project indicated copper mineral resources of 98 million tonnes of oxides with a copper content of 0.45%, and 52 million tonnes of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tonnes of copper and 7,500 tonnes of molybdenum annually. The estimated capital investment is $2.6 billion, and operations are expected to begin in 2031.

Project update: Social and environmental management programs are currently being implemented in the communities within the project’s direct area of influence, in accordance with the Framework Agreement signed for the Development of the Tiaparo Peasant Community and the Los Chancas Mining Project. In addition, measures are being taken to regain control of the project area, which has been threatened by illegal miners. Regaining control is essential if we are to continue developing our Los Chancas project.

Michiquillay Project - Cajamarca: Michiquillay is a world-class greenfield mining project with inferred mineral resources of 2,288 million tons and an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032.

Project update: The deposit’s Mineral Resource Estimation and Classification report has been developed with geological information obtained from drilling programs and geological models and complies with SEC’s S-K 1300 mining disclosure standards. A conceptual study is underway to determine where a conventional and/or filtered tailings storage facility should be located; hydrological, hydrogeological, and geotechnical studies are also being conducted.

Cuajone Expansion – Moquegua: To maintain or potentially increase production levels, the Company is evaluating expanding the Cuajone operation from its current milling capacity of 90,000 tonnes per day to 120,000 tonnes per day (a 33% increase). The expansion will require additional mining equipment and a new production line at the Cuajone concentrator. Current estimates point to a capital cost of $680 million to produce an average of 55,000 tonnes of copper and 1,400 tonnes of molybdenum per year.

As part of a thoughtful review of the matter, studies are underway to determine the viability of expanding to 150,000 tonnes of milling capacity per day.

Mexican Projects:

SCC has several projects in its Mexican pipeline that may boost organic growth if they are found to be of value for both stakeholders and the communities in which we operate. These projects are Angangueo and Chalchihuites (which are part of the Mexican copper circuit) and the Empalme Smelter, which are expected to bolster our position as a fully integrated copper producer. We are engaged in talks with the current administration to continue rolling out SCC’s Mexican investments for $10.2 billion.

El Pilar - Sonora. This project is located in Sonora, Mexico, approximately 45 kilometers from Cananea and Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 317 million tons of ore with an average copper grade of 0.249% and a life of mine of 18 years. It will operate as an open-pit mine with an annual production of 29,000 tons of copper cathode, utilizing cost-efficient and environmentally friendly SX-EW (Solvent Extraction and Electrowinning) technology. With an investment of $551 million, this project will employ a direct workforce of 450 people during the construction phase and 300 during the operational phase.

3Q26 www.southerncoppercorp.com	Page 4 of 12

THIRD QUARTER AND NINE MONTHS 2026 RESULTS	SOUTHERN COPPER

Project update: This new copper project has obtained the necessary environmental permits. Early site preparation began in September 2026 to develop energy lines and build onsite construction offices. Contracts and studies related to the substation and transmission line are in the works. Basic engineering contracts for the access road, railway spur, substations and power lines have been signed. The EPCM bidding process for SX-EW plant is underway and expected to culminate before year-end. Project construction will commence in the first quarter of 2027, and production is expected to begin in the second half of 2029.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with more than 1,230 million tons in sulphide ore reserves with an average ore grade of 0.40%, and 141 million tons of leach material with an average ore grade of 0.27%. The project includes an open-pit mine with a combined 120 ktpd concentrator and 28 ktpy SX-EW operations.

Under the Mexican constitution, the government is solely responsible for electric energy transmission. The Comisión Federal de Electricidad (CFE), as the competent government entity, must interconnect the Baja California peninsula with the rest of the country. In this context, our project’s initiation is dependent on action at the Mexican government level.

Detailed engineering is still underway for the concentrator, SX-EW plant, water desalination facilities, logistics infrastructure and power delivery.

Environmental, Social & Corporate Governance (ESG) Practices

Our sustainability ratings continue to improve. In its Corporate Sustainability Assessment 2026 (CSA), S&P Global increased SCC’s rating by two points over last year’s print. The Company ranks among the top three performers in the mining sector, with a rating double that of the industry average. Some of SCC’s individual ratings were top-of-class for the sector: i) transparency and reporting, ii) materiality, iii) risk management, iv) business ethics, v) energy, vi) biodiversity, and vii) community relations.

Silver Helmet Award for best safety performance. Four operations in Sonora —lime plant, La Caridad mine, the Minera Mexico’s copper smelter and refinery— were awarded the “Silver Helmet” by the Mexican Mining Chamber (CAMIMEX) for their safety and accident prevention metrics. This is the first time that four operations in Sonora received this award simultaneously, which attests to our teams’ commitment to strengthen preventive practices, safety controls and worker protection.

Participative environmental monitoring in Michiquillay. As part of our commitment to promote stakeholders’ active participation in new project development, the Participative Environmental Committee for the Michiquillay project in Peru completed its third verification of environmental performance in 2026. Community leaders and representatives of public and private entities sit on this Committee, which has the technical capabilities to collect soil, water and air samples and interpret results. Their participation in project development strengthens actions and measures to prevent or manage impacts on the environment and communities.

Forging Futures program continues to bear fruit in Peru. For the past 14 years, our program Forjando Futuro (Forging Futures) has been developing capacities and providing access to local job opportunities in the areas of influence of our operations in Peru and Mexico. Currently, 17% of the jobs on the Tia Maria project are held by locals, who access these opportunities through our onsite offices or in coordination with local contractors. Under this program, we have awarded 700 scholarships to young people to obtain certifications to operate heavy equipment or engage in welding and topography. These efforts strengthen participants’ technical competencies and broaden capacities to successfully insert in the job market.

3Q26 www.southerncoppercorp.com	Page 5 of 12

THIRD QUARTER AND NINE MONTHS 2026 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s third quarter earnings conference call will be held on October 22, 2026, beginning at 11:00 AM – EST (10:00 AM Lima and 9:00 AM Mexico City time).

To participate in the call, it is necessary to register in the following link:

https://register-conf.media-server.com/register/BI1b61d8a43ee24a47be52cc8bbbee65d9

At the registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join the live presentation through Teams through the following link:

https://events.teams.microsoft.com/event/edbc5f84-a111-438a-953f-4ad1f2db5e80@773471c9-42e1-48a6-bea0-fb25f522e034?source=copyLinkLegacyShareEventDialog

3Q26 www.southerncoppercorp.com	Page 6 of 12

THIRD QUARTER AND NINE MONTHS 2026 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2026	5.83	5.80	25.37	1.47	83.33	4,875.39
2Q 2026	6.04	6.16	29.44	1.57	73.49	4,516.57
3Q 2026	6.41	6.48	32.93	1.74	62.80	4,269.51
9M 2026	6.09	6.15	29.24	1.59	73.21	4,553.82

1Q 2025	4.24	4.57	20.43	1.29	32.31	2,862.56
2Q 2025	4.32	4.72	20.57	1.20	33.62	3,279.16
3Q 2025	4.44	4.83	24.30	1.28	39.56	3,455.50
4Q 2025	5.03	5.15	22.75	1.44	54.48	4,141.90
9M 2025	4.33	4.71	21.77	1.26	35.16	3,199.07
Average 2025	4.51	4.82	22.01	1.30	39.99	3,434.78

Variance: 3Q26 vs. 3Q25	44.4%	34.2%	35.5%	35.9%	58.7%	23.6%
Variance: 3Q26 vs. 2Q26	6.1%	5.2%	11.9%	10.8%	(14.5)%	(5.5)%
Variance: 9M26 vs. 9M25	40.6%	30.6%	34.3%	26.2%	108.2%	42.3%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	%	2026	2025	%
Copper (tonnes)
Mined	232,396	234,892	(1.1)%	693,602	714,098	(2.9)%
3rd party concentrate	3,105	2,441	27.2%	7,168	6,530	9.8%
Total production	235,501	237,333	(0.8)%	700,770	720,628	(2.8)%
Smelted	152,628	129,598	17.8%	478,443	412,999	15.8%
Refined and Rod	209,446	180,473	16.1%	623,737	566,644	10.1%
Sales	233,278	234,300	(0.4)%	685,760	701,964	(2.3)%

Molybdenum (tonnes)
Mined	7,702	7,874	(2.2)%	22,264	23,477	(5.2)%
Sales	7,894	7,908	(0.2)%	22,229	23,484	(5.3)%

Zinc (tonnes)
Mined	41,880	45,482	(7.9)%	121,301	130,757	(7.2)%
Refined	19,704	21,005	(6.2)%	60,811	61,997	(1.9)%
Sales	40,388	40,081	0.8%	123,473	121,094	2.0%

Silver (000s ounces)
Mined	6,093	6,212	(1.9)%	17,900	17,638	1.5%
Refined	3,069	3,254	(5.7)%	9,770	9,593	1.8%
Sales	5,555	6,324	(12.2)%	17,382	18,022	(3.6)%

3Q26 www.southerncoppercorp.com	Page 7 of 12

THIRD QUARTER AND NINE MONTHS 2026 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	VAR %	2026	2025	VAR %
	(in millions, except per share amount)

Net sales:	$4,696.6	$3,377.3	39.1%	$13,237.0	$9,550.2	38.6%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,599.1	1,356.8	17.9%	4,487.4	3,887.7	15.4%
Selling, general and administrative	36.4	33.7	7.8%	107.5	97.9	9.8%
Depreciation, amortization and depletion	230.4	207.8	10.9%	682.1	637.7	7.0%
Exploration	15.7	10.2	53.6%	41.4	35.6	16.2%
Total operating costs and expenses	1,881.5	1,608.5	17.0%	5,318.3	4,658.9	14.2%

Operating income	2,815.1	1,768.8	59.2%	7,918.7	4,891.3	61.9%

Interest expense, net of capitalized interest	(101.2)	(91.4)	10.7%	(279.0)	(277.2)	0.6%
Other income (expense)	(5.3)	(1.1)	369.4%	8.3	(17.2)	(148.2)%
Interest income	71.4	47.9	49.3%	175.7	149.7	17.4%
Income before income tax	2,780.1	1,724.1	61.2%	7,823.6	4,746.6	64.8%
Income taxes	990.9	619.7	59.9%	2,827.2	1,728.4	63.6%
Net income before equity earnings of affiliate	1,789.2	1,104.5	62.0%	4,996.4	3,018.2	65.5%
Equity earnings of affiliate	17.8	6.4	176.3%	67.0	18.5	261.5%
Net Income	1,807.0	1,110.9	62.7%	5,063.5	3,036.7	66.7%

Less: Net income attributable to non-controlling interest	5.2	3.3	59.8%	14.9	9.7	53.1%

Net Income attributable to SCC	$1,801.8	$1,107.6	62.7%	$5,048.6	$3,027.0	66.8%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$2.15	$1.32	62.9%	$6.08	$3.65	66.6%
Cash dividends paid	$1.10	$0.80	37.5%	$3.10	$2.20	40.9%
Stock dividends paid	$2.13	$1.00	113.0%	$5.53	$2.50	121.2%
Weighted average shares outstanding (Basic and diluted)	838.1	838.1		829.7	829.7

3Q26 www.southerncoppercorp.com	Page 8 of 12

THIRD QUARTER AND NINE MONTHS 2026 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2026	2025	2025
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$4,823.7	$4,304.6	$3,949.6
Short-term investments	3,239.2	604.6	575.9
Accounts receivable	2,444.9	2,022.6	1,790.4
Inventories	1,059.8	1,058.1	1,031.3
Other current assets	291.8	362.5	322.3
Total current assets	11,859.3	8,352.5	7,669.5

Property, net	11,044.9	10,272.2	10,002.1
Leachable material, net	1,051.3	1,114.5	1,148.3
Intangible assets, net	120.6	122.4	120.9
Right-of-use assets	625.4	700.8	683.4
Deferred income tax	402.0	336.3	274.6
Other assets	501.7	482.8	433.0
Total assets	$25,605.2	$21,381.4	$20,331.8

LIABILITIES
Current liabilities:
Accounts payable	$992.8	$861.5	$739.2
Income taxes	1,015.5	634.4	398.2
Accrued workers’ participation	441.8	404.6	288.1
Other accrued liabilities	300.4	244.5	272.5
Total current liabilities	2,750.5	2,145.1	1,698.0

Long-term debt	7,995.9	6,750.7	6,749.4
Lease liabilities	512.6	576.3	598.0
Deferred income taxes	104.3	130.5	131.4
Non-current tax payable	120.1	97.1	99.5
Other liabilities	30.4	105.7	80.8
Asset retirement obligation	495.8	471.1	457.7
Total non-current liabilities	9,259.0	8,131.4	8,116.9

EQUITY
Stockholders’ equity:
Common stock	11,245.9	7,266.7	6,527.6
Treasury stock	(1,434.0)	(2,034.2)	(2,191.5)
Accumulated comprehensive income	3,705.1	5,805.5	6,113.8
Total stockholders’ equity	13,516.9	11,038.1	10,449.9
Non-controlling interest	78.7	66.8	67.0
Total equity	13,595.7	11,104.9	10,516.9

Total liabilities and equity	$25,605.2	$21,381.4	$20,331.8

As of September 30, 2026, there were 844.3 million shares outstanding. As of December 31, 2025, there were 819.1 million shares outstanding. As of September 30, 2025, there were 812.2 million shares outstanding.

3Q26 www.southerncoppercorp.com	Page 9 of 12

THIRD QUARTER AND NINE MONTHS 2026 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(in millions)

OPERATING ACTIVITIES
Net income	$1,807.0	$1,110.9	$5,063.5	$3,036.7
Depreciation, amortization and depletion	230.4	207.8	682.1	637.7
Deferred income tax	(73.8)	(20.4)	(92.5)	32.8
Change in operating assets and liabilities	258.0	263.7	233.8	(479.0)
Other, net	2.7	(2.5)	20.4	29.5
Net cash provided by operating activities	2,224.3	1,559.6	5,907.3	3,257.8

INVESTING ACTIVITIES
Capital investments	(515.8)	(349.2)	(1,380.5)	(902.7)
Sale (purchase) of short-term investment, net	(1,574.3)	99.5	(2,634.6)	(330.6)

Net cash used in investing activities	(2,090.1)	(249.7)	(4,015.1)	(1,233.3)

FINANCING ACTIVITIES
Debt Incurred (repaid)	-	-	1,247.5	493.8
Capitalization of debt issuance cost	-	-	(3.9)	(6.4)
Dividends paid	(917.9)	(643.3)	(2,563.2)	(1,754.0)
Distributions to non-controlling interest	(2.9)	(5.0)	(3.0)	(9.4)
Other	0.1	0.1	0.3	0.2
Net cash used in financing activities	(920.7)	(648.2)	(1,322.4)	(1,275.7)

Effect of exchange rate changes on cash	(54.8)	(47.1)	(50.8)	(57.3)

(Decrease) increase in cash and cash equivalents	$(841.3)	$614.6	$519.0	$691.5

3Q26 www.southerncoppercorp.com	Page 10 of 12

THIRD QUARTER AND NINE MONTHS 2026 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U.S.A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

3Q26 www.southerncoppercorp.com	Page 11 of 12

THIRD QUARTER AND NINE MONTHS 2026 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Third Quarter		Year to date
	2026	2025	2026	2025

Net income attributable to SCC	$1,801.8	$ 1,107.6	$ 5,048.6	$ 3,027.0
Add:
Net income attributable to the non-controlling interest	5.2	3.3	14.9	9.7
Income taxes	990.9	619.7	2,827.2	1,728.4
Interest expense	101.2	91.4	279.0	277.2
Depreciation, amortization and depletion	230.4	207.8	682.1	637.7
Less:
Equity earnings of affiliate	(17.8)	(6.4)	(67.0)	(18.5)
Interest income	(71.4)	(47.9)	(175.7)	(149.7)
Adjusted EBITDA	$ 3,040.2	$ 1,975.4	$ 8,609.0	$ 5,511.9

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	3rd quarter 2026		3rd quarter 2025		Nine months 2026		Nine months 2025
	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,599.1	321.8	1,356.8	274.0	4,487.4	302.6	3,887.7	256.2
Add:
Selling, general and administrative expenses	36.4	7.3	33.7	6.8	107.5	7.2	97.9	6.5
Treatment and refining charges net of sales premiums	(74.9)	(15.1)	(51.3)	(10.4)	(168.8)	(11.4)	(122.8)	(8.1)
Less:
Workers participation	(164.2)	(33.0)	(116.2)	(23.5)	(421.5)	(28.4)	(320.3)	(21.1)
Purchased concentrates from third parties	(108.7)	(21.9)	(96.7)	(19.5)	(340.7)	(23.0)	(210.7)	(13.9)
Other charges	(53.6)	(10.8)	(44.4)	(8.9)	(161.2)	(10.8)	(82.2)	(5.4)
Inventory change	(14.0)	(2.8)	20.8	4.2	(17.9)	(1.2)	(18.4)	(1.2)
Operating cash cost before by-product revenues	1,220.1	245.5	1,102.8	222.7	3,484.6	235.0	3,231.2	213.0
Less by-products revenue	(1,172.9)	(236.0)	(894.8)	(180.7)	(3,467.7)	(233.9)	(2,309.1)	(152.2)
Operating cash cost, net of by-products revenue	47.2	9.5	208.1	42.0	17.0	1.1	922.1	60.8
Total pounds of copper produced, in millions		496.9		495.2		1,483.0		1,517.3

3Q26 www.southerncoppercorp.com	Page 12 of 12